EXHIBIT 4.1

Share Certificate

Certificate Number	Number of Shares

Fuxing China Group Limited

Incorporated in Bermuda under the Bermuda Companies Act

Authorized Share Capital is S$200,000,000 divided into

40,000,000 Ordinary Shares of par value of S$5.00 each;

This certifies that [Name] of [Address] is the registered holder of [Number] Ordinary Shares fully paid and non-assessable, subject to the memorandum of association of the Company and Amended and Restated Bye-laws of the Company.

GIVEN under the Common Seal of the said Company this [date].

The Common Seal of the Company was hereunto affixed.

Director